Exhibit 10.28

CONSENT, WAIVER AND

AMENDMENT NO. 3 TO

SECURED CONVERTIBLE PROMISSORY NOTE

AND LETTER AGREEMENT

GREENWOOD HALL, INC. a Nevada corporation (including any successor in interest thereto, “Company”), COLGAN FINANCIAL GROUP, INC., a Connecticut corporation (“CFG”) and ROBERT LOGAN (“Logan,” and together with CFG, the “Holder”), are parties to that certain Secured Convertible Promissory Note, dated December 18, 2014; Consent, Waiver and Amendment No. 1 (“First Amendment”) to Secured Convertible Promissory Note dated April 13, 2015; and Consent, Waiver and Amendment No. 2 (“Second Amendment”) to Secured Convertible Promissory Note dated September 15, 2015 (collectively, as hereafter amended, the “Note”), together with a Letter Agreement dated December 18, 2014 between the Company and the Holder (the “Letter Agreement”); and desire to further amend such Note and Letter Agreement pursuant to this Consent, Waiver and Amendment No. 3 to Secured Convertible Promissory Note (this “Amendment”), which Amendment is hereby dated as of October __, 2016 (the “Effective Date). Capitalized terms used, but not otherwise defined, shall have the meanings set forth in the Note.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Holder hereby agree as follows:

1.          Confirmations. As of October 6, 2016, Company hereby confirms that it is unconditionally indebted to Holder in the amount of $400,000.00, reflecting principal and accrued interest through October 6, 2016. Company hereby confirms to Holder that it is unconditionally indebted to the Holder for all amounts owed under the Note and that Company has no claims, causes of action or counterclaims, whatsoever, in law or equity, in connection with the Note.

2.          Consent to Certain Transactions; Waiver of Existing Defaults. Subject to the conditions set forth in this Amendment, Holder agrees as follows:

(a)          Holder consents to Company’s grant of a senior security interest in all of the Collateral to Moriah Education Management, LLC (“Moriah”) pursuant to that certain Loan and Security Agreement, dated concurrently herewith, by and among Company and its subsidiary, PCS Link, Inc. (each and collectively, the “Borrower”) and Moriah.

(b)          Holder hereby waives any defaults or events of default known to exist as of the date hereof under the Note, but not defaults or events of default that are unknown or arise after the date hereof under the Note.

3.           Amendments to Note and Letter Agreement.

(a)          The parties agree that the interest rate charged under the Note shall be twelve percent (12%) per annum.

(b)          The parties agree that the Maturity Date shall be December 31, 2017.

(c)          The parties agree that at any time prior to the Maturity Date, the Holder at its sole option and discretion, may, upon written notice to Company, convert the outstanding principal, and at the Holder’s option, accrued interest outstanding under this Note, into a number of shares of Common Stock equal to the quotient obtained by dividing the outstanding principal amount of this Note, plus (if applicable) accrued interest, by the greater of (i) 85% of the volume weighted average price per share of the Common Stock of Company as reported by the exchange or over the counter market on which Company's stock is traded for the ten (10) trading days prior to the date that the notice of conversion is provided to Company by the Holder or (ii) Five Cents per share ($0.05); provided, in the event that Company fails to make required interest payments or there is an existing any Event of Default under the Note, the number of shares of Common Stock to be issued to the Holder upon such conversion shall be equal to the outstanding principal amount of this Note divided by the greater of (i) 85% of the volume weighted average price per share of the Common Stock of Company as reported by the exchange or over the counter market on which Company's stock is traded for the ten (10) trading days prior to the date that the notice of conversion is provided to Company by the Holder or (ii) One Cent per share ($0.01). If the Holder elects not to convert the accrued interest outstanding under this Note into shares of Common Stock upon such conversion, all such accrued interest shall be due and payable upon Company’s receipt of the notice of conversion.

(d)          The parties agree that Company may (but shall not be required to) prepay this Note and fully satisfy all amounts due and owing hereunder by paying to the Holder the Prepayment Amount (as defined below) prior to the Maturity Date; provided, that prior to any such prepayment of the Prepayment Amount, Company shall provide at least fifteen (15) days’ prior written notice to the Holder of its intention to prepay the Note and, at any time during prior to prepayment, the Holder may exercise its option to convert the Note into shares of Common Stock as set forth in Section 7(a) by providing written notice to Company. Upon receipt of any such notice from the Holder prior to the date of prepayment, Company shall convert the Note into Common Stock as set forth in Section 7(a). The Prepayment Amount, if received on or before December 31, 2016, shall be equal to 250% of the Principal. The Prepayment Amount, if received at any time from and including January 1, 2017 through the Maturity Date, shall be equal to 350% of the Principal.

(e)          The parties agree that the exercise period for any and all warrants issued in connection with the Note shall terminate on the five (5) year anniversary of the Effective Date.

(f)          The parties agree that the covenants set forth in Section 6(a) of the Note shall be amended and restated in their entirety, as follows:

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“(a)        Without the prior written consent of the Holder, which may be provided or withheld in the sole discretion of the Holder, the Company, including any successor in interest, subsidiaries or affiliates, shall not take or agree to take any of the following actions:

(i)          enter into any purchase agreement(s), lease agreement(s), capital commitment(s) or other similar obligation(s) which exceed $100,000 in any calendar year;

(ii)         enter into any equipment lease, purchase or other similar obligations which exceeds $250,000 in value in any single transaction;

(iii)        sell, transfer, assign or otherwise dispose of any of the Company’s assets in excess of $100,000 in value in any single transaction, or otherwise sell, transfer, assign or otherwise dispose of any of the Company’s assets in a transaction outside of the ordinary course of the Company’s business, including but not limited to the sale or transfer of all or substantially all the assets of the Company (whether by sale, lease, assignment, transfer, merger or other conveyance) (a “Sale Transaction”);

(iv)        purchase, acquire or enter into any agreement or obligation to purchase or acquire any real property;

(v)         enter into any lease for real property providing for lease payments in excess of $100,000 per annum;

(vi)        make any disbursement of cash that is inconsistent with past practices, outside of the ordinary course of business or in excess of $100,000;

(vii)       issue any shares of Common Stock, preferred stock or other equity rights, options, warrants or other securities, to the extent not set forth on the capitalization table of the Company; provide, however, the issuance of up to 5,000,000 shares of Common Stock, other equity rights, options, warrants, and/or other securities are permitted as such issuance relates to the Company’s anticipated equity offering on the Canadian Stock Exchange. In addition, the Company shall also be permitted to issue warrants providing for the issuance of an additional 2,500,000 shares of Common Stock, as it relates to the anticipated retention of a financial advisory firm; or

(viii)      create, incur, assume or suffer to exist any lien, security interest, claim or encumbrance upon or with respect to any of its assets, now owned or hereafter acquired other than those in favor of the Holder or the Senior Creditors (as defined in the Note).”

(g)         The parties agree that the Common Stock to be issued upon conversion of the Note pursuant shall be subject to the registration rights set forth in the Letter Agreement (the “Registration Rights”). In the event that the Company enters into a subsequent Registration Rights Agreement (“Subsequent RRA”) upon terms superior to the Registration Rights, the Note shall be deemed amended and restated to incorporate the terms of the Subsequent RRA. Company shall be responsible for any attorneys’ fees and expenses associated with the registration of Company’s Common Stock thereunder.

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(h)         The parties agree as follows:

(i)          For so long as any principal or accrued interest remains outstanding under the Note, in the event that Company receives an offer from a third party (“Third Party Offeree”) to purchase all of the outstanding shares of Company’s equity or debt securities (a “Third Party Offer”), Company shall have five (5) calendar days to give written notice (“Notice of Third Party Offer”) of such Third Party Office to the Holder, together with an option to participate in such Third Party Offer, on an as-converted basis, upon the terms thereof.

(ii)         The Holder shall have ten (10) calendar days following receipt of a Notice of Third Party Offer to submit to Company a written notice of acceptance of such Third Party Offer (“Notice of Acceptance”), together with a notice of conversion of all or a portion of any amounts outstanding under the Note.

(iii)        Upon Company’s receipt of a Notice of Acceptance from the Holder, the Holder, Company and the Third Party Offeree shall execute and deliver any additional documents and instruments and perform any additional acts that the parties reasonably determine to be necessary or appropriate to effectuate and perform the transactions contemplated thereby.

(i)          The parties agree that Company may, as a condition to the transfer of any of the Note, require that the request for transfer be accompanied by an opinion of counsel reasonably satisfactory to Company, the reasonable attorneys’ fees associated with which opinion of counsel to be paid by the Company, to the effect that the proposed transfer does not result in a violation of the Securities Act.

4.          Representations and Warranties. All corporate action on the part of Company necessary for the issuance and delivery of this Amendment has been taken. This Amendment, when executed and delivered by Company, shall constitute valid and binding obligations of each of Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. Company’s execution, delivery and performance of its obligations under this Amendment and related documents and agreements do not and will not (a) contravene or conflict with the formation documents of Company, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Company, or (c) require the consent of any third party that has not been obtained.

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5.          Effect of Amendment. The terms and conditions of the Note shall remain the same and in full force and effect, except as specifically modified or replaced herein. Without limiting the generality of the foregoing, the parties agree that this Amendment shall be governed by and construed in accordance with the laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether in the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any other jurisdiction. Company and Holder agree that the Federal and State courts of Connecticut shall be the exclusive forum for the resolution of any disputes related to this Amendment or the performance by Company or Holder of their respective obligations hereto. Company and Holder consent to such exclusive jurisdiction and agree to waive and not assert any objections to such jurisdiction, including those related to forum non conveniens. The terms of this Amendment shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto. The Note, as amended by this Amendment, together with all exhibits and schedules and documents referenced herein, supersedes all previous understandings and agreements between the parties, whether oral or written, with respect to the subject matter hereof.

6.          Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Signatures may be affixed manually or digitally and delivery of an executed counterpart of the signature pages to this Amendment by facsimile or by electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature page follows.]

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In witness whereof, the parties have executed this Amendment as of the date first set forth above.

GREENWOOD HALL, INC.

Name: John R. Hall
Title: Chief Executive Officer

COLGAN FINANCIAL GROUP, INC.,
AS HOLDER

Name: Robert Colgan
Title: President

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